Exhibit 4.2

GLOBAL NOTE

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE REGISTERED FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.  UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THE NOTES ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

CUSTOMERS BANCORP, INC.

6.375% Senior Notes Due 2018
No. 002		CUSIP No.: 23204G 308

$8,250,000

CUSTOMERS BANCORP, INC. a Pennsylvania corporation (the “Company,” which term includes any successor corporation), for value received promises to pay to CEDE & CO., or registered assigns, the principal sum of $8,250,000 (the “Principal”) on July 31, 2018.

Interest Payment Dates:  March 15, June 15, September 15 and December 15 (each, an “Interest Payment Date”), commencing on September 15, 2013.

Interest Record Dates:  March 1, June 1, September 1 and December 1 (each, an “Interest Record Date”).

Reference is made to the further provisions of this Note contained herein, which will for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officer.

CUSTOMERS BANCORP, INC.
By:	/s/ Jay S. Sidhu
	Name:	Jay S. Sidhu
	Title:	Chief Executive Officer

CERTIFICATE OF AUTHENTICATION

This is one of the Notes of the series designated therein and referred to in the within-mentioned Indenture.

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee
By:	/s/ Michael H. Wass
	Name:	Michael H. Wass
	Title:	Authorized Signatory

CUSTOMERS BANCORP, INC.

6.375% Senior Notes Due 2018

1.           Interest.  CUSTOMERS BANCORP, INC. a Pennsylvania corporation (the “Company”), promises to pay interest on the principal amount of this Note at the rate per annum shown above until the principal hereof is paid in full.  Cash interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from July 30, 2013.  The Company will pay interest quarterly in arrears on each Interest Payment Date, commencing September 15, 2013.  Interest will be computed on the basis of a 360-day year of twelve 30-day months.  If any Interest Payment Date is not a Business Day, then the related payment of interest for such Interest Payment Date shall be paid on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date and no further interest shall accrue as a result of such delay.  If the Company defaults in a payment of interest, it shall pay the defaulted interest, plus, to the extent permitted by law, any interest payable on the defaulted interest, to the Holders on a subsequent special record date. The Company shall fix the record date and payment date. At least 10 days before the record date, the Company shall mail or cause to be mailed to the Trustee and to each Holder a notice that states the record date, the payment date and the amount of interest to be paid. The Company may pay defaulted interest in any other lawful manner.

The Company shall pay interest on overdue principal from time to time on demand at the rate borne by the Notes and on overdue installments of interest (without regard to any applicable grace periods) to the extent lawful.

2.           Method of Payment.  The Company shall pay interest on the Notes (except defaulted interest) to the persons who are the registered Holders at the close of business on the Interest Record Date immediately preceding the Interest Payment Date notwithstanding any transfer or exchange of such Note subsequent to such Interest Record Date and prior to such Interest Payment Date.  Holders must surrender Notes to the Trustee to collect principal payments.  The Company shall pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts (“U.S. Legal Tender”).  Payment of principal of (and premium, if any) and any such interest on this Note will be made at the Corporate Trust Office of the Trustee or at any other office or agency designated by the Company for such purpose; provided that at the option of the Company payment of interest may be made by check mailed to the address of the Holder entitled thereto as such address appears in the Note register.  However, the payments of interest, and any portion of the principal (other than interest payable at maturity or on any redemption or repayment date or the final payment of principal) shall be made by the Paying Agent, upon receipt from the Company of immediately available funds by 12:30 p.m., New York City time (or such other time as may be agreed to between the Company and the Paying Agent or the Company), directly to a Holder (by Federal funds wire transfer or otherwise) if the Holder is the Depository (or its nominee) or if the Holder owns at least $1 million in aggregate principal amount of the Notes and has delivered written instructions to the Paying Agent and the Company at least ten Business Days prior to such Interest Payment Date requesting that such payment will be so made and designating the bank account to which such payments shall be so made and in the case of payments of principal surrenders the same to the Trustee in exchange for a Note or Notes aggregating the same principal amount as the unredeemed principal amount of the Notes surrendered.

3.           Paying Agent.  Initially, Wilmington Trust, National Association (the “Trustee”) will act as Paying Agent.  The Company may change any Paying Agent without notice to the Holders.

4.           Indenture.  The Company and the Trustee entered into an Indenture, dated as of July 30, 2013 (the “Base Indenture”) and a First Supplemental Indenture, dated as of July 30, 2013, as amended by that certain Amendment to First Supplemental Indenture, dated as of August 27, 2013, setting forth certain terms of the Notes pursuant to Section 2.1 and Section 2.2 of the Base Indenture (collectively, the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).  Capitalized terms herein are used as defined in the Indenture unless otherwise defined herein.  The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) (the “TIA”), as in effect on the date of the Indenture.  Notwithstanding anything to the contrary herein, the Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of them.  To the extent the terms of the Indenture and this Note are inconsistent, the terms of the Indenture shall govern.

5.           Denominations; Transfer; Exchange.  The Notes are in registered form, without coupons, in minimum denominations of $25 and integral multiples of $25.  A Holder shall register the transfer or exchange of Notes in accordance with the Indenture.  The Company may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay certain transfer taxes or similar governmental charges payable in connection therewith as permitted by the Indenture.  No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.  Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

6.           Persons Deemed Owners.  The registered Holder of a Note shall be treated as the owner of it for all purposes.

7.           Unclaimed Funds.  If funds for the payment of principal, premium, if any, or interest remain unclaimed for two years, the Trustee and the Paying Agent will repay the funds to the Company at its request.  After that, all liability of the Trustee and such Paying Agent with respect to such funds shall cease.

8.           Amendment; Supplement; Waiver.  Subject to certain exceptions, the Notes and the provisions of the Indenture relating to the Notes may be amended or supplemented with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes and of the outstanding Securities of each other series affected by such amendment or supplement, and any existing Default or Event of Default or compliance with certain provisions of the Indenture with respect to a series may be waived with the consent of the Holders of at least 25% in aggregate principal amount of all the Notes of such series then outstanding.  Without notice to or consent of any Holder, the parties thereto may amend or supplement the Indenture and the Notes to, among other things, cure any ambiguity, defect or inconsistency, provide for uncertificated Notes in addition to or in place of certificated Notes, or make any other change that does not adversely affect the rights of any Holder of a Note in any material respect.  Any such amendment, supplement or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such amendment, supplement or waiver is made upon this Note.

9.           Defaults and Remedies.  If an Event of Default occurs and is continuing, the principal amount of the Notes, together with accrued interest to the date of declaration and premium, if any, may be declared to be due and payable immediately in the manner and with the effect provided in the Indenture.  Holders of Notes may not enforce the Indenture or the Notes except as provided in the Indenture.  The Trustee is not obligated to enforce the Indenture or the Notes unless it has received indemnity satisfactory to it.  The Indenture permits, subject to certain limitations therein provided, Holders of a majority in aggregate principal amount of the Notes then outstanding to direct the Trustee in its exercise of any trust or power.  The Trustee may withhold from Holders of Notes notice of certain continuing Defaults or Events of Default if it determines that withholding notice is in their interest.  No reference herein to the Indenture and no provision of the Notes or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and premium, if any, and interest on the Notes at the times, place and rate, and in the coin or currency, herein prescribed.

10.           No Sinking Fund.  There is no sinking fund provided for the Notes.

11.           Trustee Dealings with Company.  Subject to certain limitations imposed by the TIA and the Indenture, the Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Company with the same rights it would have if it were not the Trustee.

12.           No Recourse Against Others.  No shareholder (past or present), director, officer, or employee, as such, of the Company, or any successor Person thereof shall have any liability for any obligation under the Notes or the Indenture or for any claim based on, in respect of or by reason of, such obligations or their creation.  Each Holder of a Note by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for the issuance of the Notes.

13.           Authentication.  This Note shall not be valid until the Trustee manually signs the certificate of authentication on this Note.

14.           Abbreviations and Defined Terms.  Customary abbreviations may be used in the name of a Holder of a Note or an assignee, such as:  TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

15.           CUSIP Numbers.  Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes as a convenience to the Holders of the Notes.  No representation is made as to the accuracy of such numbers as printed on the Notes and reliance may be placed only on the other identification numbers printed hereon.

16.           Governing Law.  The laws of the State of New York shall govern the Indenture and this Note.

ASSIGNMENT FORM

I or we assign and transfer this Note to

(Print or type name, address and zip code of assignee or transferee)

(Insert Social Security or other identifying number of assignee or transferee)

and irrevocably appoint ______________________________________ agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Dated: ________________________	Signed: ________________________ (Signed exactly as name appears on the other side of this Note)